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Exhibit 4.4: Certificate of Designation of Series B Preferred Stock

                           CERTIFICATE OF DESIGNATION

                                       OF

                       VOICE MOBILITY INTERNATIONAL, INC.

             Providing for the Powers, Designations, Preferences and Relative, Participating, Optional and Other Special Rights, and the Qualifications, Limitations or Restrictions Thereof
               of Series B Non-Voting Convertible Preferred Stock


         The undersigned, Tom O'Flaherty and James Hewett, hereby certify that:

         ONE: They are the duly elected and acting President and Treasurer, respectively, of Voice Mobility International, Inc. (the "Corporation").

         TWO: The Board of Directors of the Corporation, pursuant to the provisions of its Articles of Incorporation, duly adopted the following resolutions:

         RESOLVED, that there is hereby established a series of the Corporation's preferred stock, par value $.001 per share, to be designated "Series B Non-Voting Convertible Preferred Stock" and to the extent that the powers, designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of such series, are not fixed by the amended Articles of Incorporation of the Corporation, they are hereby fixed as set forth in Exhibit 1 below.

         THREE. The number of Series B Non-Voting Convertible Preferred Stock authorized shall be 666,667 shares and there are no shares of Series B Non-Voting Convertible Preferred Stock currently outstanding.

         IN WITNESS WHEREOF, the undersigned have executed this certificate as of the 27th day of December, 2000.


                                             ----------------------------------
                                             Tom O'Flaherty, President


                                             ----------------------------------
                                             James Hewett, Assistant Secretary


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                                    EXHIBIT 1

                      Powers, Designations, Preferences and
           Relative, Participating, Optional and Other Special Rights, and the Qualifications, Limitations or Restrictions Thereof
               of Series B Non-Voting Convertible Preferred Stock

     1. DESIGNATION AND AMOUNT. 666,667 shares of preferred stock, $.001 par value per share, is hereby constituted as a series of the preferred stock of the Corporation which shall be designated "Series B Non-Voting Convertible Preferred Stock" (the "Series B Preferred"), the preferences and relative, optional and other special rights of which and the qualifications, limitations or restrictions of which are set forth herein.

     2. DIVIDENDS. The holders of the Series B Preferred shall be entitled to receive dividends out of funds legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of $13.00 per share of Series B Preferred per annum, due payable with respect to each share of Series B Preferred, on the last day of each month following the issuance of such share of the Series B Preferred. Such dividends shall not be cumulative. Such dividends shall accrue to holders of the Series B Preferred until paid by the Corporation. No dividends or other distributions shall be made with respect to the Common Stock, other than dividends payable solely in Common Stock, unless at the same time an equivalent dividend with respect to the Series B Preferred has been paid or set apart for payment.

     3. LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Series B Preferred shall not be entitled to any portion of any distribution.

     4. CONVERSION. The holders of the Series B Preferred shall have conversion rights as follows:

          (a) RIGHT TO CONVERT. Subject to Section 4(b) below, each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series B Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $3.00 by the Series B Conversion Price, determined as hereinafter provided, in effect at the time of conversion (the "Series B Conversion Rate"). The "Series B Conversion Price" shall initially be $1.50 per share of Common Stock and shall be subject to further adjustment as hereinafter provided.

          (b) AUTOMATIC CONVERSION. Each share of Series B Preferred shall automatically be converted into shares of Common Stock at the then effective Series B Conversion Rate upon the earlier of either (i) June 30, 2001, or (ii) the written consent of the holders of a majority of the then outstanding shares of Series B Preferred, voting together as a single class.

          (c) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred; the number of shares of Common Stock issuable upon conversion of the Series B Preferred shall be rounded down to the nearest whole number of shares of Common Stock. Before any holder of the Series B Preferred shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same; PROVIDED, HOWEVER, that in the event of a conversion pursuant to Section 4(b), the outstanding shares of the Series B Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; and PROVIDED, FURTHER, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of the Series B Preferred are either delivered to the Corporation or its transfer agent as provided above,


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or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify it for losses incurred as a result of the loss of such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of the Series B Preferred, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Series B Preferred to be converted, or, in the case of automatic conversion, on the date of closing of the offering or the effective date of such written consent, as the case may be, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (d)  ADJUSTMENTS TO CONVERSION PRICE.

               (i) ADJUSTMENTS FOR SUBDIVISIONS OR COMBINATIONS OF OR STOCK DIVIDENDS ON COMMON STOCK. In the event the outstanding shares of Common Stock shall be subdivided (by stock split or otherwise), into a greater number of shares of Common Stock, or the Corporation at any time or from time to time after the original issue date of the Series B shall declare or pay any dividend on the Common Stock payable in Common Stock, the Series B Conversion Rate then in effect shall, concurrently with the effectiveness of such subdivision or stock dividend, be proportionately increased based on the ratio of (A) the number of shares of Common Stock outstanding immediately after such subdivision or stock dividend to (B) the number of shares of Common Stock outstanding immediately prior to such subdivision or stock dividend. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Series B Conversion Rate then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased on the same basis.

          (e) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price or Conversion Rate of the Series B Preferred pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the respective Conversion Price and the Conversion Rate at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Preferred.

          (f) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred, in addition to such other remedies as shall be available to the holder of such Series B Preferred, the Corporation will take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

     4. RIGHT OF REDEMPTION. Unless otherwise agreed by the holders of Series B Preferred, the Corporation shall not have the right to call or redeem at any time all or any shares of Series B Preferred.

     5. VOTING RIGHTS. Except as otherwise provided herein or by applicable law, holders of the Series B Preferred shall not be entitled to any voting rights and powers, and shall not be entitled to vote with respect to any matters upon which holders of Common Stock have the right to vote; provided however, that so long as shares of Series B Preferred shall be outstanding, holders of the Series B Preferred shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation.


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     6.   REACQUIRED SHARES. If any shares of Series B Preferred should be purchased, retracted or otherwise acquired by the Corporation in any manner whatsoever, then such shares of Series B Preferred shall be retired and canceled promptly after acquisition thereof. Such shares upon cancellation, and upon the taking of any action required by applicable law, shall become authorized but unissued preferred shares and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors of the Corporation, subject to the conditions and restrictions on issuance set forth herein.

DEAN HELLER                                                     FILED #C21497-97
Secretary of State
                                                                  JAN 09 2001
                                       CERTIFICATE OF
101 North Carson Street, Suite 3         CORRECTION           IN THE OFFICE OF
Carson City,.Nevada 89701-4786     (PURSUANT TO NRS 78.0295       DEAN HELLER
(775) 684 5708                           AND 80.007)          SECRETARY OF STATE


                                 Certificate of
                                   Correction
                          (Pursuant to NRS 78.0295 and
                                     80.007)
                             - Remit in Duplicate -

1.   The name of the corporation for which correction is being made:

     Voice Mobility International, Inc.

2.   Description of the original document for which correction is being made:

     Certificate of Designation of Series B Non-Voting Convertible Preferred
     Stock

3.   Filing date of the original document:  12/29/00

4. Description of the incorrect statement and the REASON it is incorrect or the manner in which the execution or other formal authentication was defective:*

     The dividend rate in Section 2 of Exhibit 1 entitled "Dividends" reads $13.00 per share of Series B Preferred per annum". This is incorrect as a result of a typographical error.

5. Correction of the incorrect statement or defective execution or authentication:

     The dividend rate in Section 2 of Exhibit 1 entitled "Dividends" should correctly read, "$0.195 per share of Series B Preferred per annum." Except as provided herein, no other corrections are necessary.

6.   Signature:

    J. Hewett                      Assistant Secretary         January 9, 2001
------------------------------     -------------------         ---------------
SIGNATURE OF CORPORATE OFFICER     TITLE OF OFFICER            DATE


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* A REASON for the incorrect statement, execution or other authentication must be provided.

-

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

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